UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  (September 20, 2006) September 18, 2006

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of Incorporation)		No.)

675 West Kendall Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

(617) 491-9700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 18, 2006, Momenta Pharmaceuticals, Inc. (the “Company”), entered into an amendment (the “Consulting Agreement Amendment”) to a consulting agreement dated September 18, 2002, as amended by the September 29, 2003, October 4, 2004 and September 22, 2005 agreements with Peter Barton Hutt, a member of the Company’s board of directors, pursuant to which Mr.Hutt will provide consulting services relating to regulatory strategies for drug development and the operation of the Company’s business.  The term of the Consulting Agreement Amendment is for one year, commencing on September 18, 2006, and may be renewed for additional one-year terms by mutual agreement of the Company and Mr. Hutt.  The Consulting Agreement Amendment also includes a representation by Mr. Hutt that he has not been debarred by the Food and Drug Administration and imposes a notice obligation on Mr. Hutt in the event he is debarred.

As compensation under the Consulting Agreement Amendment, the Company’s board of directors or compensation committee shall grant to Mr. Hutt a non-statutory stock option (the “Option”) to purchase shares of the Company’s Common Stock with the following terms:  (i) such Option shall be exercisable for that number of shares of the Company’s Common Stock having an aggregate value of approximately $55,000 computed pursuant to the Black Scholes pricing model (it being understood that such calculation shall be rounded down to the nearest whole number of shares); (ii) the exercise price of the Option shall be equal to the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date of grant; (iii) the Option shall vest in 12 equal monthly installments, with the first installment vesting one month from the date of grant; and (iv) the Option shall have a three-year duration.  The foregoing description of the Consulting Agreement Amendment is qualified in its entirety by the full text of the Consulting Agreement Amendment, a complete copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Letter Agreement dated September 18, 2006, by and between Momenta Pharmaceuticals, Inc. and Peter Barton Hutt

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: September 20, 2006	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer
(Principal Financial Officer)